EXHIBIT 105


                                 [PIRELLI LOGO]

                                  PRESS RELEASE


             PIRELLI: CARLO BUORA LEAVES ALL HIS ROLES IN THE GROUP

Milan, 6 November 2006 - Pirelli & C. SpA announces that Mr. Carlo Buora has submitted his resignation from all his roles in the Group, in particular, as the Company's Managing Director and General Manager.

This decision is due to Mr. Carlo Buora's wish to concentrate on his commitment in Telecom Italia, where he has served in the role of Executive Vice Chairman from 15 September with the responsibilities formerly attributed to Mr. Marco Tronchetti Provera, at an important time for that Group's business.

Pirelli & C. wishes to profoundly thank Mr. Carlo Buora for his precious and fundamental work over many years and underline how, though also holding an important appointment in Telecom Italia for a long period, he has always contributed in a decisive manner to the development of the Pirelli Group and to its growth in the interests of all the shareholders.


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